UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2022

HORIZON BANCORP, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-10792	35-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
515 Franklin Street
Michigan City, IN 46360
(Address of principal executive offices, including zip code)

(219) 879-0211
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	HBNC	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 26, 2022, Horizon Bancorp, Inc. (“Horizon” or the “Company”) announced various changes to its senior leadership structure and made several executive leadership promotions and appointments for consumer and commercial banking, to be effective April 1, 2022.

On January 24, 2022, James D. Neff, the President of the Company and its wholly owned subsidiary, Horizon Bank, notified the Company of his intention to retire from his positions effective as of March 31, 2022. Noe S. Najera, the current Senior Vice President of Mortgage and Retail Lending of the Company, will be promoted to Executive Vice President, responsible for consumer, mortgage, and mortgage–warehouse lending, as well as CRA and fair lending programs, effective as of April 1, 2022, succeeding Mr. Neff in leading these teams.

In addition, Dennis J. Kuhn, the current Executive Vice President and Chief Commercial Banking Officer of the Company and Horizon Bank, will be appointed as Horizon's Regional President for Southwest Michigan, effective as of April 1, 2022. Upon Mr. Kuhn's appointment, Lynn M. Kerber, the current Executive Vice President, Senior Commercial Credit Officer of the Company and Horizon Bank, will be promoted to Chief Commercial Banking Officer.

Noe Najera, age 51, joined Horizon in 2016 and has served as Senior Vice President, Consumer Lending and CRA/Fair Lending and assumed additional responsibilities for retail mortgage lending in 2018. He has over 20 years of consumer and mortgage lending experience. Previously, Noe played professional baseball for five years with the Cleveland Indians and the Cincinnati Reds. He earned his B.A. degree from Indiana University South Bend and attended Cypress College and North Carolina State University as a scholarship athlete. Noe is a volunteer mentor for Junior Achievement at Purdue Northwest, Unity Foundation of La Porte County, and a member of Horizon's Diversity Business Council, Mortgage Bankers Association and Michigan Bankers Association.

Lynn Kerber, age 54, joined Horizon in 2018 and has served as Executive Vice President, Senior Commercial Credit Officer since January 2021. Previously in her career, Lynn held leadership roles in commercial banking, credit administration, and enterprise risk management, having previously served as Executive Vice President, Regional Bank President and Executive Vice President and Chief Risk Officer for Chemical Financial Corporation and its banking subsidiary, Chemical Bank, from 2016 until she joined Horizon. She earned her M.B.A. and B.A. degrees from Western Michigan University and also completed the Stonier Graduate School of Banking Program at the University of Pennsylvania. Lynn has been active in community and professional organizations throughout her career, and currently serves on the Board of Education for South Haven Public School District as Treasurer and Chair of the Finance Committee.

Dennis Kuhn, in his new Regional President role, will be responsible for growth in Southwest Michigan where he has built strong commercial and community relationships during his 37–year career. He joined Horizon in 2010 to establish its Kalamazoo office and served as Executive Vice President and Chief Commercial Banking Officer since 2017. Previously, Dennis was an executive in the Southwest and Central regions of the state with Portage Commerce Bank, Michigan National Bank and First of America Bank. He earned his B.S. degree from

Oregon State University. Dennis currently serves as a Board member and Treasurer of the Michigan City Economic Development Corporation, and has been active in numerous community and non–profit organizations throughout his career.

Craig M. Dwight, the Chairman and CEO of the Company and Horizon Bank, will assume the role of President upon Mr. Neff's retirement until a new President of the Company and Horizon Bank is appointed. The Company intends to retain an executive search firm to conduct a national search for a permanent successor to Mr. Neff as President and advise the Board of Directors on potential internal and external candidates.

Item 7.01 Regulation FD Disclosure

On January 26, 2022, Horizon issued a press release with respect to the above reference officer changes. The full text of the press release is furnished with this Current Report on Form 8–K as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8–K, the information set forth in this Item 7.01 of this current report on Form 8–K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of Exchange Act, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Current Report on Form 8–K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
EXHIBIT INDEX
Exhibit No.	Description	Location
99.1	Press release issued on January 26, 2022	Attached

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 26, 2022	HORIZON BANCORP, INC.

		By:	/s/ Mark E. Secor
Mark E. Secor,
Executive Vice President & Chief Financial Officer

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